UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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    SIFCO Industries, Inc.

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To our Shareholders:

As you may have seen in our recent press release, SIFCO Industries, Inc. (“SIFCO” or “Company”) consummated two important transactions on December 10, 2010 that management believe are very encouraging with respect to the strategic outlook for the Company. The two events are as follows:

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SIFCO completed the acquisition of the forging business and certain related assets from T&W Forge, Inc. located in Alliance, Ohio. The T&W forging business provides forged components on various brands and sizes of industrial gas turbine engines. The business is principally known for serving various industrial gas turbine engine manufacturers with high quality forged components manufactured in multiple alloys. This acquisition substantially enhances SIFCO’s offering of forged components beyond the aerospace market.

•	SIFCO entered into a new, five-year, $30.0 million revolving credit facility with Fifth Third Bank

Due to the timing of these events, the Company has determined it was appropriate to amend its Form 10-K for the fiscal year ended September 30, 2010 to include a note in the consolidated financial statements describing these events. Enclosed you will find a copy of the amended Form 10-K/A for fiscal year ended September 30, 2010 that the Company recently filed on December 20, 2010 with the U.S. Securities and Exchange Commission. This document amends the Form 10-K previously mailed to you and should be read in conjunction with it.

Also enclosed is an extra proxy card for SIFCO’s annual meeting of shareholders being held on January 20, 2011. If you have not already submitted your vote, we encourage you to do so.

As we stated above, management is very encouraged by these two events and believes they will contribute measurably to the Company’s long-term strategic objective of maximizing value for all of its shareholders.

Sincerely,

Michael S. Lipscomb President and Chief Executive Officer

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